Exhibit 3.21(a)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

TIME-LIFE BOOKS INC.

Time-Life Books Inc.  (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:                                                           That by action without a meeting pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declared said amendment to be advisable and submitted said amendment to the sole stockholder of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended so as to read in its entirety as follows:

“1.  The name of the corporation is:  Time Life Inc.”

SECOND:                                            That, thereafter, pursuant to resolution of its Board of Directors, the sole stockholder of the Corporation by unanimous written consent pursuant to Section 228 of the General Corporation Law of Delaware approved the above amendment to the Corporation’s Certificate of Incorporation.

THIRD:                                                       That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:                                           That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by John M.  Fahey, Jr., Chief Executive Officer and President, and Attested by Stephen L.  Bair, Secretary, as of the 16th day of August, 1990.

	By:	/s/ John M. Fahey, Jr.
John M. Fahey, Jr.
Chief Executive Officer
and President

[Seal]	Attest:	/s/ Stephen L. Bair
Stephen L. Bair
Secretary